Exhibit 3(b)

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
KENTUCKY UTILITIES COMPANY

To the Secretary of State of Kentucky and the State Corporation Commission of Virginia (the “Commission”)

Pursuant to the provisions of Chapter 271B of the Kentucky Revised Statutes and Title 13.1 of the Code of Virginia, the undersigned corporation hereby amends its Articles of Incorporation, and for that purpose, submits the following statements:

1.        The name of the corporation is KENTUCKY UTILITIES COMPANY.

2.        The board of directors, acting on behalf of the corporation, duly adopted the following amendment (the “Amendment”) to its Amended and Restated Articles of Incorporation (the “Articles”) determining the terms of a series of Preferred Stock in accordance with authority granted to the board by the Articles. The Amendment adds new paragraph (12) to Division I of Article FIFTH of the Articles as follows:

(12)(a)      An additional series of the Preferred Stock of the corporation, consisting of 200,000 shares, is hereby created and established out of the authorized and unissued shares of the Preferred Stock, without par value, of the corporation; said shares, and each share thereof, shall be designated “6.53% Preferred stock”; the stated value of each share of said series shall be $100 and all of said 200,000 shares of said series are hereby authorized to be issued by the corporation.

(b)    The rate of dividend per annum payable in respect of each share of said series shall be 6.53% of the stated value of each such share, and dividends on the Shares of said series at said rate per annum shall be computed on the basis of a 360-day year consisting of 30-day months, shall be payable on March 1, June 1, September 1 and December 1 in each year commencing on March 1, 1994, and shall be cumulative from and including the date of issuance.

(c)    The shares of said series are not redeemable prior to December 1, 2003. On and after December 1, 2003 the shares of said series shall be subject to redemption at the option of the corporation, in whole at any time or in part from time to time, upon the notice and in the manner provided in paragraph (4) of Division I of Article FIFTH of the Articles, at the applicable redemption price per share set forth below, plus, in each case, an amount equal to accrued and unpaid dividends to the date of redemption.

Redemption Dates (inclusive)	Redemption Price Per Share
December 1, 2003 through November 30, 2004	$103.265
December 1, 2004 through November 30, 2005	$102.939
December 1, 2005 through November 30, 2006	$102.612
December 1, 2006 through November 30, 2007	$102.286
December 1, 2007 through November 30, 2008	$101.959
December 1, 2008 through November 30, 2009	$101.633
December 1, 2009 through November 30, 2010	$101.306
December 1, 2010 through November 30, 2011	$100.980
December 1, 2011 through November 30, 2012	$100.653
December l, 2012 through November 30, 2013	$100.327
December 1, 2013 and thereafter	$100.00

(d)    The shares of said series shall be subject to all the terms, provisions and restrictions set forth in the Articles with respect to shares of the Preferred Stock of the Company and, except only as to the rate of dividend per annum payable in respect of the chares of said series, the redemption price end the terns and conditions of redemption applicable to the shares of said series, and except as otherwise provided in the Articles, the shares of said series shall have the same relative rights and preferences as, shall be of equal rank with, and shall confer rights equal to those conferred by, all other shares of the Preferred Stock of the corporation. All shares of said series redeemed and retired pursuant to the provisions of this paragraph (12), and all shares of said series purchased or otherwise acquired and retired by the corporation, shall be cancelled, shall not be reissued as shares of said series and shall constitute authorized and unissued shares of the Preferred Stock of the corporation; and, so long as any shares of said series are outstanding, the corporation shall not issue any of its authorized and unissued shares of Preferred Stock as additional shares of said series. Each notice of redemption of shares of said series to be redeemed pursuant to the provisions of this paragraph (12) shall state that the redemption shall be of shares of said series, the date and place of redemption, the redemption price and the number of shares held by such holder to be redeemed.

3.        The Amendment was adopted on December 13, 1993.

4.        The Amendment, and the certificate related thereto issued by the Commission, shall be effective on December 21, 1993.

5.        The Amendment vas duly adopted by the board of directors of the corporation without shareholder approval pursuant to Section 271B.6-020 of the Kentucky Revised statutes and Section 13.1-639 of the Code of Virginia, and shareholder action was not required.

Dated:	December 14, 1993	KENTUCKY UTILITIES COMPANY

		By:	/s/ [ILLEGIBLE]
Chairman and President

STATE OF KENTUCKY	}
COUNTY OF FAYETTE		SS.

I, the undersigned, a Notary Public in and for the State and County Aforesaid, do hereby certify that on this 24th day of December, 1993, personally appeared before me John T, Newton, who being by me first duly sworn declared that he is Chairman and President of Kentucky Utilities Company, that he signed the foregoing Amended and Restate Articles of Incorporation of Kentucky Utilities Company, and that the statements therein contained are true.

WITNESS my signature this 14th day of December, 1993.

/s/ George S. Brooks II
George S. Brooks II
Notary Public, State at Large, Kentucky
My commission expires January 19, 1997

The foregoing instrument was
prepared by George S. Brooks II,
One Quality Street, Lexington, Kentucky 40507

/s/ George S. Brooks II
George S. Brooks II

0028494.09
ARTICLES OF AMENDMENT	Trey Grayson
TO	Secretary of State
ARTICLES OF INCORPORATION	Received and Filed
OF	04/08/2004 12:42:02 PM
KENTUCKY UTILITIES COMPANY	Fee Receipt: $40.00

Pursuant to the provisions of the Kentucky Revised Statutes and the Virginia Corporation Act, the following Articles of Amendment to the Articles of Incorporation of Kentucky Utilities Company, a Kentucky and Virginia corporation (the “Corporation”), are hereby adopted:

FIRST:               The name of the Corporation is Kentucky Utilities Company.

SECOND:          The text of the amendment to Article Seventh of the Corporation’s Articles of Incorporation is as follows:

“SEVENTH:      All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its Board of Directors. The number of directors shall be fixed by resolution of the Board of Directors from time to time.

The Board of Directors of the corporation, to the extent not prohibited by law, shall have the power to cause the corporation to repurchase its own shares and shall have the power to make distributions from time to time to the corporation’s shareholders.”

THIRD:              The above designated amendments do not provide for an exchange, reclassification or cancellation of issued shares of stock of the Corporation.

FOURTH:          The designated amendments were adopted by the Corporation’s Board of Directors on July 1, 2002, and submitted for approval by the Corporation’s sole shareholder entitled to vote. The Corporation has 31,817,878 outstanding shares of common stock, without par value, which are entitled to vote on the amendment. One hundred percent of the common shares were indisputably represented at a duly called shareholders’ meeting held on December 16, 2003, with 31,817,878 of the common shares indisputably cast in favor of the amendment, such vote being sufficient for approval of the amendment.

DATED: February 6, 2004	Kentucky Utilities Company

	By:	/s/ John R. McCall
John R. McCall
Executive Vice President,
General Counsel and
Corporate Secretary